EXHIBIT 10.1
STATE OF NORTH CAROLINA
COUNTY OF MECKLENBURG
TRANSITION AGREEMENT
     THIS TRANSITION AGREEMENT (this “Agreement”) made and entered into as of the 23rd day of June, 2009 by and between BELK, INC., for and on behalf of itself and its subsidiaries, including but not limited to Belk Stores Services, Inc. and Belk Merchandising LLC (hereinafter referred to collectively as the “Company”), and H. W. MCKAY BELK (hereinafter referred to as “Mr. Belk”).
WITNESSETH:
     WHEREAS, Mr. Belk has been employed by the Company and its predecessors for thirty years, and during that time has provided invaluable service to the Company and its stockholders in various roles, including his current role as President and Chief Merchandising Officer; and
     WHEREAS, Mr. Belk has made a decision to transition out of the Company’s full time management in order to devote more of his time to ministry related activities; and
     WHEREAS, in order to facilitate a smooth transition, Mr. Belk has agreed to effect this transition over the period of time as particularly described hereinafter, and to continue during such period to provide services to the Company in matters relating to merchandising strategy and vendor relationships;
     NOW, THEREFORE, in consideration of the mutual covenants and promises stated in this document by the Company and Mr. Belk to each other and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged by the parties, the parties agree that:

     1. Sabbatical Period. Mr. Belk will continue his full time employment with the Company through August 2, 2009, which will be his last full day of work. From August 3, 2009 through August 1, 2010, Mr. Belk will be on sabbatical (the “sabbatical period”). During the sabbatical period, Mr. Belk will remain an associate (i.e., employee) of the Company as President and Chief Merchandising Officer. In such capacity, Mr. Belk will be available as needed to provide assistance to the Company on matters relating to merchandising strategy and vendor relations. Such assistance will be provided on a reasonable schedule, mutually agreed upon by Mr. Belk and the Company’s Chief Executive Officer. Mr. Belk will remain on the Company’s payroll at a salary of $763,516 for the sabbatical period, and his salary for the sabbatical period will be paid in equal installments over the sabbatical period on each regularly scheduled pay day in accordance with the Company’s standard payroll practice for associates, as the same may change from time to time, but no less frequently than monthly. For the Company’s fiscal year ending on January 30, 2010 (“FY10”) only, Mr. Belk will be eligible to participate in the Company’s Annual Incentive Plan as if he had been employed on a full time basis throughout FY10, as long as he continues to be an employee throughout FY10; provided, however, Mr. Belk will not be entitled to participate in any new incentive compensation plans that may be put in place for the third or fourth quarters of FY10, including for such purposes any revisions of the goals in the Annual Incentive Plans designed to incent performance during the third or fourth quarters. Mr. Belk will not be entitled to participate in any Company incentive compensation plans for years subsequent to FY10. During the sabbatical period, Mr. Belk shall continue to have an office and secretarial assistance (from his current administrative assistant or another administrative assistant approved by Mr. Belk) at the Company’s headquarters.

     2. Vice Chairman Period. From August 2, 2010 through January 28, 2012, Mr. Belk will remain an associate with the Company in the role of Vice Chairman (the “Vice Chairman period”). Mr. Belk will continue to provide assistance to the Company, on a consulting basis in the manner described previously herein, on matters relating to merchandising strategy and vendor relations. From August 2, 2010 through January 29, 2011, Mr. Belk’s salary will be $381,758, paid on each pay day during such period in equal installments on each regularly scheduled pay day during such period in accordance with the Company’s standard payroll practice for associates, as the same may change from time to time, but no less frequently than monthly. From January 30, 2011 through January 28, 2012, Mr. Belk’s salary will be $381,758, paid on each pay day during such period in equal installments in accordance with the Company’s standard payroll practice for associates, as the same may change from time to time, but no less frequently than monthly. Mr. Belk will not be entitled to participate in any Company incentive compensation plans during the Vice Chairman period.
     3. Benefits.
     (a) During both the sabbatical period and the Vice Chairman period, the Company agrees that Mr. Belk’s current benefits with the Company, including without limitation medical/dental/vision insurance, 401(k) savings plan, 401(k) restoration plan, pension plan, pension restoration plan, deferred compensation plan, supplemental executive retirement plan (SERP), basic and optional life insurance, personal accident insurance, short term disability insurance, long term disability insurance, and SERP insurance will remain in effect, so long as Mr. Belk pays the required associate premiums. Mr. Belk will also be entitled to employee merchandise discounts, use of a Company automobile and a CEO membership.

     (b) Notwithstanding anything to the contrary contained herein in this Paragraph 3, (i) Mr. Belk shall have no greater right to receive the benefits described herein than he would have had if he had remained a full time associate in his current position and (ii) such benefits shall be subject to termination, amendment, suspension or reduction on the same basis as other Belk associates receiving such benefits during such time.
     (c) The Company also agrees to make additional annual payments to Mr. Belk on March 1, 2010 and March 1, 2011 in the amount of $49,825 each, which represent the after tax cost of premiums payable on life insurance on Mr. Belk previously funded by the Company under a split dollar insurance agreement.
     4. Confidentiality and Compliance with Various Policies.
     (a) Mr. Belk acknowledges that he has been and may be privy to confidential information of the Company and its affiliates which includes, but is not limited to, sales and marketing information, financial or statistical data, acquisition or merger information, strategic plans or plans for future business development, plans regarding sales of assets and other information not known to the public, which, if misused or disclosed, could adversely affect the business or standing of the Company and its affiliates and members. Mr. Belk agrees that Mr. Belk will not knowingly or intentionally disclose any such confidential information to any person, agency, institution, company or other entity, and he will not use any confidential information in any way except as required by his duties to the Company or by law, without having first obtained the written consent of the Company’s Chief Executive Officer or designee. Mr. Belk further agrees that at or before the conclusion of the Vice Chairman period, Mr.

Belk will return to the Company, upon request, all property belonging to the Company and any other property or documents which may contain or record any information confidential to the Company. Mr. Belk acknowledges that the Company would be irreparably harmed if he were to breach his obligations under this Paragraph 4(a) and that the Company shall be entitled to injunctive relief for the purpose of enforcing this provision.
     (b) Mr. Belk acknowledges and agrees that, during the full term of the sabbatical period and the Vice Chairman period, he will continue to comply with his obligations as an employee of the Company, including the obligations set forth in the Company’s Associate Handbook, Acceptable Business Practices Policy and Code of Ethics for Senior Executive and Financial Officers. Mr. Belk further agrees to cooperate with the Company in any pending or future matters, including without limitation, any litigation, investigation or other dispute in which he has, by virtue of his employment with the Company, relevant knowledge or information.
     5. Repurchase of Stock. On or before July 1, 2009, the Company agrees to repurchase in cash from Mr. Belk, or his designee, 258,336 shares of Belk, Inc. Class A common stock at a price of $11.90 per share. Further, the Company agrees to prepare, execute and file all required forms or other documentation with the Securities and Exchange Commission, state securities or any other agencies having jurisdiction over the transaction reflected herein.
     6. Successors And Assigns. Mr. Belk acknowledges and agrees that this Agreement is a contract for personal services, and he is not entitled to assign, subcontract or transfer any of the obligations imposed or benefits provided under this Agreement. In the event that Mr. Belk dies before the end of the sabbatical period or Vice Chairman period, the payments and benefits payable under this Agreement will cease to the same extent as if he had died while a full time associate. This Agreement will inure to the benefit of and be binding on any successor or assigns of the Company.
     7. Severability. The parties agree that the provisions of this Agreement shall be deemed severable and that the invalidity or unenforceability of any portion of any provision shall not affect the validity or enforceability of other portions of such provision or of other provisions. Such provisions shall be appropriately limited and given effect to the extent that they may be enforceable.
     8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of North Carolina.
     9. Entire Agreement and Modification. This Agreement may not be changed or modified orally, but only by an agreement in writing, signed by the parties. Mr. Belk and the Company acknowledge and agree that they are not relying on any representations, oral or written, other than those expressly contained in this Agreement. This Agreement supersedes all prior agreements, proposals, negotiations, conversations, discussions and course of dealing between the parties with respect to the subject matter hereof. Paragraph headings are for convenience of reference only and are not intended to create substantive rights or obligations.
     10. Tax Withholding and Taxes. All payments described in this Agreement shall be made by the Company subject to applicable tax withholdings and other mandatory payroll deductions which would otherwise apply to payments of the nature contemplated herein. Furthermore, the Company agrees to act in good faith regarding the proper interpretation of the tax laws as might be applicable to the payments and benefits required under this Agreement, including Section 409A of the Internal Revenue Code of 1986, as amended, but Mr. Belk agrees that nothing in this Agreement shall be construed as a covenant by the Company that payments will be made or benefits will be provided under this Agreement which will be exempt from any special tax, including any tax under Section 409A of the Internal Revenue Code of 1986, as amended, or as a guarantee or indemnity by the Company of the tax consequences of the payments and benefits required under this Agreement. Finally, Mr. Belk understands and agrees that the Company shall report and withhold on payments made and benefits provided under this Agreement as the Company acting in good faith deems appropriate and proper under the circumstances.

/s/ H. W. McKay Belk
Sworn to and subscribed before me
the                     day of                     , 2009.

Notary Public
My Commission Expires:

BELK, INC.
By:	/s/
Thomas M. Belk, Jr.
Chairman and Chief Executive Officer

Sworn to and subscribed before me
the                      day of                     , 2009.

Notary Public
My Commission Expires:

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